Citigroup Mamaged Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 200549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registraion Statement on Form S-1
        File No. 333-117275


Ladies and Gentlemen:


     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated February 28, 2007 to the Partnership's prospectus dated May 1,2006.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  February 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $902.43 per unit at the end of February, down 4.2% for the month and down 3.6% year to date.

The Fund was negative for the month of February, as losses in fixed income, indices and currency markets were partially offset by profits in grains and metals markets.

Fears of a slowing Chinese economy and weak economic data from the U.S. caused the financial markets to move erratically against prevailing trends, resulting in losses for the Fund. The fixed income sector proved to be the most challenging sector as an unanticipated reversal triggered by the flight to quality, encouraged prices. Equity indices across the globe plunged in sympathy to the bearish reversal of the Chinese equity markets towards the end of the month, translating into losses for the Fund. In currency markets, the Japanese yen and Swiss franc were dominated by short-term reversals, rendering losses for the sector.

Profits were generated in grains markets by trading in the soybean complex as prices rallied over speculation that the non-correlative properties of commodities would attract further investments. Long positions in the metals market also benefited the Fund's advisors as trends in nickel and gold continued.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period February 1,
                            Through February 28, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     ----------
Realized losses from trading           $(5,414,953)     (0.62)%
Change in unrealized gains/losses
     from trading                      (30,637,011)     (3.50)
                                       -----------      -----
                                       (36,051,964)     (4.12)
Less, Brokerage commissions
     and clearing fees ($285,591)        4,404,593       0.51
                                       -----------      -----
Net realized and unrealized losses     (40,456,557)     (4.63)
Interest Income                          2,760,438       0.32
                                       -----------      -----
                                       (37,696,119)     (4.31)
                                       -----------      -----
Less, Expenses:
     Management fees                     1,387,311       0.16
     Incentive fees                       (985,528)     (0.11)
     Other expenses                         81,900       0.01
                                       -----------      -----
                                           483,683       0.06
                                       -----------      -----
Net loss                               (38,179,802)     (4.37)%
                                                        =====

Additions (10,238.4768 L.P. units
at January 31, 2007 net asset
value per unit of $942.23)               9,647,000
Redemptions (22,677.9019 L.P. units
at February 28, 2006 net asset
value per unit of $902.43)             (20,465,219)
                                       -----------
Decrease in net assets                 (48,998,021)
Net assets, January 31, 2007           894,148,067
                                       -----------
Net assets, February 28, 2007         $845,150,046
                                       ===========

Net Asset Value per unit
  ($845,150,046 / 936,529.0965 Units)       $902.43
                                            =======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By: /s/ Jennifer Magro
           --------------
           Jennifer Magro
           Chief Financial Officer and Director
           Citigroup Managed Futures LLC
           General Partner, Citigroup
           Diversified Futures Fund L.P.